UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                    SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                    (Amendment No. 2)*

                    The LVI Group, Inc.
            __________________________________________

                   (Name of Issuer)


                    Common Stock
            __________________________________________
                (Title of Class of Securities)

                      50243940
            __________________________________________

                   (CUSIP Number)

   Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   CUSIP No. 55267640
                         SCHEDULE 13G

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Aurora National Life Assurance Company
   _________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) / /
   _________________________________________________________________
   3  SEC USE ONLY

   _________________________________________________________________
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

          California
   _________________________________________________________________
                  5 SOLE VOTING POWER
   NUMBER OF
   SHARES         __________________________________________________
   BENEFICIALLY   6 SHARED VOTING POWER
   OWNED BY              N/A
   EACH           __________________________________________________
   REPORTING      7 SOLE DISPOSITIVE POWER
   PERSON
   WITH           __________________________________________________
                  8  SHARED DISPOSITIVE POWER

                     N/A
   _________________________________________________________________
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      N/A
   _________________________________________________________________
   10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                               / /

   _________________________________________________________________
   11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A
   _________________________________________________________________
   12  TYPE OF REPORTING PERSON*
         IC
   _________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SCHEDULE 13G

   CUSIP No. 55267640

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New California Life Holdings, Inc.
   _________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                           (b) / /
   _________________________________________________________________
   3  SEC USE ONLY

   _________________________________________________________________
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
   _________________________________________________________________
                        5   SOLE VOTING POWER
   NUMBER
   OF
   SHARES               ____________________________________________
   BENEFICIALLY         6   SHARED VOTING POWER
   OWNED
   BY                    N/A
   EACH                 ____________________________________________
   REPORTING            7   SOLE DISPOSITIVE POWER
   PERSON
   WITH                 ____________________________________________
                        8  SHARED DISPOSITIVE POWER

                               N/A
   _________________________________________________________________
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         N/A
   _________________________________________________________________
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES*                                         / /
   _________________________________________________________________
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       N/A
   _________________________________________________________________
   12  TYPE OF REPORTING PERSON*

       HC
   _________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                        SCHEDULE 13G

   CUSIP No. 55267640

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MAAF Vie, S.A.
   _________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                        (b) / /
   _________________________________________________________________
   3  SEC USE ONLY

   _________________________________________________________________
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
   _________________________________________________________________
                       5 SOLE VOTING POWER
   NUMBER OF
   SHARES              _____________________________________________
   BENEFICIALLY        6 SHARED VOTING POWER
   OWNED
   BY                    N/A
   EACH                _____________________________________________
   REPORTING           7 SOLE DISPOSITIVE POWER
   PERSON
   WITH                _____________________________________________
                       8  SHARED DISPOSITIVE POWER

                       N/A
   _________________________________________________________________
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      N/A
   _________________________________________________________________
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                            / /
   _________________________________________________________________
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         N/A
   _________________________________________________________________
   12  TYPE OF REPORTING PERSON*
         HC
   _________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         SCHEDULE 13G

   CUSIP No. 55267640

   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MAAF Assurances S.A.
   _________________________________________________________________
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                        (b) / /
   _________________________________________________________________
   3  SEC USE ONLY

   _________________________________________________________________
   4    CITIZENSHIP OR PLACE OF ORGANIZATION
          France

   _________________________________________________________________
                      5 SOLE VOTING POWER
   NUMBER OF
   SHARES             ______________________________________________
   BENEFICIALLY       6 SHARED VOTING POWER
   OWNED BY                N/A
   EACH               ______________________________________________
   REPORTING          7 SOLE DISPOSITIVE POWER
   PERSON
   WITH               ______________________________________________
                      8 SHARED DISPOSITIVE POWER

                          N/A
   _________________________________________________________________
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        N/A
   _________________________________________________________________
   10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES*                                         / /
   _________________________________________________________________
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          N/A
   _________________________________________________________________
   12  TYPE OF REPORTING PERSON*
          HC
   _________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

   Item 1.

      (a) Name of Issuer: The LVI Group, Inc.

      (b) Address of Issuer's Principal Executive Offices:

               470 Park Avenue South
               North Wing, 11th Floor
               New York, NY  10016

   Item 2.

      (a) Name of Person Filing:  Aurora National Life Assurance
      Company *

      (b) Address of Principal Business Office or, if none, Residence:

               11444 West Olympic Boulevard
               Los Angeles, California  90064 *

      (c) Citizenship: California

      (d) Title of Class of Securities: Common Stock

      (e) CUSIP Number: 50243940

      * See Exhibit 1 attached hereto for identification and classification of the other Reporting Persons.

        Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a) / /  Broker or Dealer registered under Section 15 of the
               Act
      (b) / /  Bank as defined in section 3(a)(6) of the Act
      (c) /X/ Insurance company as defined in section 3(a)(19) of the Act
      (d) / / Investment Company registered under section 8 of the Investment Company Act
      (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
      (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
               Section 240.13d-1(b)(1)(ii)(F)
      (g) / /  Parent Holding Company, in accordance with
               Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
      (h) / /  Group, in accordance with
               Section 240.13d-1(b)(1)(ii)(H)

      * See Exhibit 1 attached hereto for identification and classification of the other Reporting Persons.

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   Item 4. Ownership

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a) Amount Beneficially Owned: N/A**
      (b) Percent of Class: N/A
      (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote   0
          (ii)  shared power to vote or to direct the vote  N/A
          (iii) sole power to dispose or to direct the disposition of 0
          (iv) shared power to dispose or to direct the disposition of N/A

   ** See Exhibit 1 attached hereto.

   Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

   Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

   Instruction: Dissolution of a group requires a response to this item.

   Item 6. Ownership of More than Five Percent on Behalf of Another
   Person.          / /

   Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
   Company

         See Exhibit 1 attached hereto for the identification and classification of each of the Reporting Persons.

   Item 8. Identification and Classification of Members of the Group
               N/A

   Item 9. Notice of Dissolution of Group
               N/A

   Item 10. Certification

         By signing below, I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such a purpose or effect.

                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with New California Life Holdings, Inc., MAAF Vie, S.A. and MAAF Assurances S.A.

   Dated as of May 9, 1994

                              AURORA NATIONAL LIFE ASSURANCE COMPANY

                              By: /S/ Michael Parks
                                  Chief Investment Officer

                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Aurora National Life Assurance Company, MAAF Vie, S.A. and MAAF Assurances S.A.

   Dated as of May 9, 1994

                            NEW CALIFORNIA LIFE HOLDINGS, INC.

                            By: /S/ Kenneth R. O'Brien

                      SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Aurora National Life Assurance Company, New California Life Holdings, Inc.and MAAF Assurances S.A.

   Dated as of May 9, 1994

                             MAAF VIE, S.A.
                             By: Kenneth R. O'Brien, pursuant
                             to a power of attorney previously
                             filed with the Securities and
                             Exchange Commission

                             By: /S/ Kenneth R. O'Brien
                             Title: Attorney-in-fact

                       SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Aurora National Life Assurance Company, New California Life Holdings, Inc.and MAAF Vie, S.A.

   Dated as of May 9, 1994

                             MAAF ASSURANCES S.A.
                             By: Kenneth R. O'Brien, pursuant
                             to a power of attorney previously
                             filed with the Securities and
                             Exchange Commission

                             By: /S/ Kenneth R. O'Brien
                             Title: Attorney-in-fact